Exhibit 99.1

FCB BANCORP REPORTS RECORD YEAR

Camarillo, California – February 28, 2007 – FCB Bancorp (OTCBB: FCBA), the holding company for First California Bank, announced today that net income for 2006 was $4.8 million, a 50 percent leap from the same period a year ago. Net income for the fourth quarter of 2006 increased 15 percent to $1.4 million from $1.3 million for the fourth quarter of last year.

“Despite the challenges provided by the interest rate environment, FCB Bancorp was able to deliver another record year of earnings,” stated C. G. Kum, President and Chief Executive Officer. “ Even though our loan and deposit growth for 2006 were relatively modest, our focus on expense management and the benefits associated with the successful integration of our acquisition in 2005 have enabled us to generate record earnings and double digit accretion in EPS to our shareholders. The aforesaid items have enabled us to also absorb the start up costs relating to our Commercial Mortgage Division in 2006. This Division is well positioned to be a major contributor of fee income in 2007 from commercial and multifamily mortgage originations and sales. Finally, the pending merger with National Mercantile Bancorp will combine talented bankers from two successful banking companies to realize our growth opportunities in Southern California.”

Highlights of 2006

•	Net income up 50% to $4.8 million

•	Diluted earnings per share up 13% to $1.47

•	Tangible book value per share up 17% to $10.28

•	Loans up 7% and deposits up 5%

•	Originated and sold over $40 million of commercial and multifamily property mortgages for gains of $0.7 million

•	Excellent asset quality:

•	Net loan charge-offs less than .05% of loans

•	Loans past due less than .3% of loans

•	No nonaccrual loans

•	No foreclosed properties

•	Strong capital ratios

Net income

(in thousands, except per share)	Fourth quarter,		Year ended Dec 31,
	2006	2005	2006	2005
Net income	$1,445	$1,256	$4,830	$3,224

Basic earnings per share	$0.44	$0.38	$1.47	$1.31
Diluted earnings per share	$0.44	$0.38	$1.47	$1.30

Basic weighted average shares	3,278	3,278	3,278	2,467
Diluted weighted average shares	3,307	3,294	3,295	2,488

Diluted earnings per share for the fourth quarter of 2006 increased 16 percent to $0.44 per share from $0.38 per share for the same period last year. Diluted earnings per share for the full year of 2006 were $1.47, up 13 percent from $1.30 last year. The earnings per share data for 2006 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 shares of common stock at the end of the third quarter of 2005. At December 31, 2006, there were a total of 3,277,807 shares of our common stock outstanding.

Net interest income

(dollars in thousands)	Fourth quarter		Year ended Dec 31,
	2006	2005	2006	2005
Net interest income	$5,055	$5,209	$20,835	$15,237
Net interest margin (tax equivalent)	4.59%	5.02%	4.84%	5.00%
Average interest earning assets	$442,023	$415,744	$435,322	$307,376
Average interest bearing funds	$339,308	$316,470	$332,731	$208,997

The net interest margin on a tax equivalent basis for the fourth quarter of 2006 was 4.59 percent down 43 basis points from 5.02 percent for the same quarter a year ago due to higher costing interest bearing funds. Net interest income for the fourth quarter of 2006, as a result, was down to $5.1 million, from $5.2 million for the fourth quarter of last year notwithstanding the 6 percent increase in average interest earning assets. Net interest income for the twelve months of 2006 was $20.8 million, up 37 percent from last year.

The net interest margin on a tax equivalent basis for 2006 was 4.84 percent, down 16 basis points from 5.00 percent for 2005. The increase in net interest income for the year reflects the higher level of interest earning assets. The decrease in net interest margin reflects the higher proportion of interest bearing funds to interest earning assets as well as an increase in rates paid for these funds.

Noninterest income and noninterest expense

(dollars in thousands)	Fourth quarter		Year ended Dec 31,
	2006	2005	2006	2005
Service charges, fees & other income	$564	$437	$2,103	$1,649
Loan commissions & sales	885	107	1,054	344
Gain (loss) on sales of securities	—	—	(20)	2

Noninterest income	$1,449	$544	$3,137	$1,995

* * *
Salaries and employee benefits	$2,548	$2,153	$9,467	$6,693
Premises and equipment	651	612	2,578	1,832
Other expenses	951	846	4,496	3,028
Noninterest expense	$4,150	$3,611	$16,541	$11,553

Efficiency ratio	63.54%	62.46%	68.65%	66.96%

Service charges, fees and other income for the fourth quarter of 2006 totaled $564,000, up 29 percent from $437,000 for the same quarter last year. For the full year of 2006, service charges, fees and other income increased 28 percent from 2005.

Loan commissions and sales were $885,000 for the fourth quarter of 2006 compared with $107,000 for the fourth quarter of 2005. For 2006, loan commissions and sales totaled $1,054,000 compared with $344,000 in 2005. In the fourth quarter of 2006, we sold $33.8 million of Commercial Mortgage Division (CMD) loans for a gain of $616,000.

Operating expenses for the fourth quarter of 2006 were $4.2 million, up from $3.6 million for the same quarter last year. The efficiency ratio for the fourth quarter of 2006 was 63.54% compared with 62.46% for the fourth quarter of 2005. Operating expenses for 2006 were $16.5 million compared with $11.6 million a year ago. The efficiency ratio for 2006 was 68.65% compared with 66.96% in 2005. The increase in our operating expenses and efficiency ratios reflects the growth in our business.

We expanded our business through the 2005 third quarter acquisition of South Coast Bancorp, increasing personnel, branch and office locations in Orange and Los Angeles counties. We also built a new branch office in Simi Valley in December 2005. In addition, we opened a new loan production office in Sherman Oaks in the first quarter of 2006 and have since added lending, business development and credit administration personnel.

Loans and deposits

(dollars in thousands)	As of December 31,			As of December 31,
	2006	2005		2006	2005
Commercial mortgage	$166,184	$183,761	Checking	$105,597	$112,597
Multifamily mortgage	25,755	31,708	Interest checking	18,571	23,691
Construction loans	48,291	28,157	Savings	21,885	22,129
Commercial loans	64,393	64,271	Money market	61,946	57,144
Home equity loans/lines	7,664	8,689	Time deposits under $100,000	83,661	82,770

Home mortgage	42,237	13,443	Core deposits	291,660	298,331
Installment and credit card	2,409	4,352	Time deposits $100,000 or more	99,186	74,017

Total loans	$356,933	$334,381	Total deposits	$390,846	$372,348

Loans held for sale	$8,419	$8,502

As of December 31, 2006, loans stood at $356.9 million, up 7 percent from $334.4 million at the end of 2005. In addition, as of December 31, 2006, we had $8.4 million of loans held for sale. Loans held for sale comprise multifamily and commercial mortgages originated by our new Commercial Mortgage Division as well as loans originated by our SBA department.

As of December 31, 2006, we had total deposits of $390.8 million, up 5 percent from $372.3 at December 31, 2005.

Allowance for loan losses and asset quality

(dollars in thousands)	Fourth quarter,		Year Ended Dec 31,
	2006	2005	2006	2005
Beginning balance	$3,692	$3,995	$4,105	$2,346
Balance acquired in purchase	—	—	—	1,184
Provision (credit) for loan losses	—	122	(297)	488
Loans charged-off	(176)	—	(213)	(74)
Transfer to undisbursed commitment	—	(50)	(125)	(50)
Recoveries on loans charged-off	11	38	57	211

Ending balance	$3,527	$4,105	$3,527	$4,105

Allowance to loans	0.99%	1.23%	0.99%	1.23%

Accruing loans past due 90 days or more	$—	$137	$—	$137
Nonaccrual loans	$—	$—	$—	$—

Nonaccrual loans to loans	0.00%	0.00%	0.00%	0.00%

We have experienced positive asset quality measures – low levels of delinquencies, low levels of nonaccrual loans, and low levels of net loan charge-offs – for an extended period of time. In light of this, as well as our continued critical evaluation of other relevant data, the allowance for loan losses was reduced with a credit to earnings in the third quarter of 2006 and there was no provision in the fourth quarter of 2006. For the year, the credit to earnings totaled $297,000. Net loan charge-offs for 2006 were $156,000. At year end, the allowance for loan losses stood at $3.5 million and the ratio of the allowance to loans was .99 percent. There were no nonaccrual loans at December 31, 2006.

Capital and selected ratios

Tangible book value per share increased 17 percent to $10.28 per share at December 31, 2006 from $8.79 per share at the end of 2005.

The ratio of shareholders’ equity to total assets at December 31, 2006 was 10.01 percent compared with 9.80 percent at the end of 2005. The ratio of tangible equity to tangible assets as of December 31, 2006 was 6.84 percent compared with 6.40 percent as of December 31, 2005.

The return on average assets and the return on average common equity for the fourth quarter of 2006 was 1.15 percent and 11.38 percent, respectively. For the year, these ratios were 0.98 percent and 10.03 percent respectively. Our risk-based capital ratios exceeded those required for “well-capitalized” status.

Merger of Equals

On June 15, 2006, we announced the signing of a definitive agreement under which we will merge with National Mercantile Bancorp (NASDAQ: MBLA) in a merger of equals. National Mercantile is the parent company for Mercantile National Bank and South Bay Bank, N.A.

On a pro forma basis, giving effect to the merger, at December 31, 2006, the combined company would have consolidated assets of approximately $1 billion, with twelve full service offices and four loan production offices in Los Angeles, Orange and Ventura counties. The leadership team for the new combined company, to be called First California Financial Group, Inc. will be as follows:

President and Chief Executive Officer	»	C. G. Kum, FCB Bancorp’s Chief Executive Officer
Chief Financial Officer	»	Romolo Santarosa, FCB Bancorp’s Chief Financial Officer
Chief Credit Officer	»	Robert Bartlett, National Mercantile’s Chief Operating Officer
Chief Strategy Officer	»	David Brown, National Mercantile’s Chief Financial Officer
Head of Commercial Banking	»	Thomas Anthony, FCB Bancorp’s Chief Credit Officer

Scott Montgomery, National Mercantile’s President and Chief Executive Officer will retire after assisting in the transition. The special meeting of shareholders for both companies to consider and vote on the merger will be held on March 12, 2007.

FCB Bancorp

FCB Bancorp together with its wholly owned subsidiary, First California Bank, is a leading community banking company with headquarters in Ventura County.

Established in 1979, First California Bank has eight full service offices located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousands Oaks, Ventura and Westlake Village along with loan production offices located in Sherman Oaks and Torrance.

Contact information

C. G. Kum	Romolo Santarosa
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
805-322-9308	805-322-9333
cgkum@fcbank.com	rsantarosa@fcbank.com

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Forward-Looking Statements

This news release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act. All of the statements contained in this press release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, deposits and investments, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company, (iii) the Company’s beliefs as to the adequacy of the allowance for loan losses, (iv) the Company’s beliefs and expectations of future operating results and (v) the combined entity’s ability to achieve expected financial results from the merger of equals, as well as the timing of the closing of the transaction and the ability to obtain shareholder regulatory approvals on a timely basis or at all. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, shareholder approval for the proposed transaction, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of FCB Bancorp and National Mercantile and their subsidiaries to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of the companies and their subsidiaries, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the reports on file with the Securities and Exchange Commission (the “SEC”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

The proposed merger will be submitted to the shareholders of each of National Mercantile Bancorp and FCB Bancorp for their consideration. First California Financial Group, Inc. filed a registration statement with the SEC, which includes a joint proxy statement/prospectus that has been mailed to the shareholders of each of National Mercantile Bancorp and FCB Bancorp, and each of First California Financial Group, National Mercantile Bancorp and FCB Bancorp may file other relevant documents concerning the proposed merger with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You are able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First California Financial Group, National Mercantile Bancorp and FCB Bancorp, at the SEC’s website (http://www.sec.gov). You may also obtain these documents, free of charge, by accessing National Mercantile Bancorp’s website (http://www.mnbla.com) under the tab “Investor Relations”, or by accessing FCB Bancorp’s website (http://www.fcbank.com) under the tab “About Us”.

National Mercantile Bancorp and FCB Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National Mercantile Bancorp and FCB Bancorp in connection with the proposed merger. Information about the directors and executive officers of National Mercantile Bancorp is set forth in the proxy statement for its 2006 annual meeting of shareholders, as filed with the SEC on April 20, 2006. Information about the directors and executive officers of FCB Bancorp is set forth in its Annual Report on Form 10-K, as filed with the SEC on March 31, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the joint proxy statement/prospectus filed with the SEC regarding the proposed merger. You may obtain free copies of these documents as described above.

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Selected financial data attached

FCB Bancorp

Selected Consolidated Financial Data

(in thousands, except per share data)

	Twelve months ended December 31,
	2006	2005	2004
Income statement summary
Net interest income	$20,835	$15,237	$11,656
Service charges, fees & other income	2,103	1,649	1,611
Loan commissions & sales	1,054	344	219
Gains (losses) on sales of securities	(20)	2	94
Operating expenses	16,541	11,553	9,409
Provision (credit) for loan losses	(297)	488	417

Income before income tax	7,728	5,191	3,754
Income tax	2,898	1,967	1,319

Net income	$4,830	$3,224	$2,435

Balance sheet summary
Loans	$356,933	$334,381	$182,873
Loans - held for sale	8,419	8,502	—
Allowance for loan losses	3,527	4,105	2,346
Securities	86,018	73,419	77,345
Deposits	390,846	372,348	227,188
Federal Home Loan Bank advances	54,695	36,319	32,850
Junior subordinated debentures	10,310	10,310	—
Shareholders’ equity	51,067	45,779	22,545
Goodwill and other intangibles	17,376	16,951	—
Total assets	510,016	467,111	283,653

Common shareholders’ data
Basic earnings per share	$1.47	$1.31	$1.17
Diluted earnings per share	$1.47	$1.30	$1.14
Book value per share	$15.58	$13.97	$10.42
Tangible book value per share	$10.28	$8.79	$10.42
Basic weighted average shares	3,278	2,467	2,080
Diluted weighted average shares	3,295	2,488	2,136

Capital ratios
Equity to assets	10.01%	9.80%	7.95%
Tangible equity to tangible assets	6.84%	6.40%	7.95%
Total capital ratio	12.01%	11.74%	12.57%
Tier 1 capital ratio	11.07%	10.60%	11.34%
Tier 1 leverage ratio	9.07%	8.69%	8.41%

Financial ratios
Return on average assets	0.98%	0.96%	0.92%
Return on average equity	10.03%	11.04%	12.65%
Efficiency ratio *	68.65%	66.96%	69.76%
Net interest margin (tax equivalent)	4.84%	5.00%	4.68%
Allowance for loan losses to loans	0.99%	1.23%	1.28%

*	Computed by dividing noninterest expense by net interest income and noninterest income.

The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.

FCB Bancorp

Selected Consolidated Financial Data

(in thousands, except per share data)

	4Qtr 2006	3Qtr 2006	2Qtr 2006	1Qtr 2006	4Qtr 2005
Income statement summary
Net interest income	$5,055	$5,295	$5,248	$5,237	$5,209
Service charges, fees & other income	564	544	522	473	437
Loan commissions & sales	885	89	28	52	107
Gains (losses) on sales of securities	—	—	—	(20)	—
Operating expenses	4,150	4,344	4,124	3,923	3,611
Provision (credit) for loan losses	—	(450)	—	153	122

Income before income tax	2,354	2,034	1,674	1,666	2,020
Income tax	909	732	601	656	764

Net income	$1,445	$1,302	$1,073	$1,010	$1,256

Balance sheet summary
Loans	$356,933	$354,600	$362,153	$340,999	$334,381
Loans - held for sale	8,419	29,675	13,187	12,574	8,502
Allowance for loan losses	3,527	3,692	4,209	4,287	4,105
Securities	86,018	65,709	65,786	67,886	73,419
Deposits	390,846	390,533	395,335	391,832	372,348
Federal Home Loan Bank advances	54,695	50,111	51,300	30,050	36,319
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Shareholders’ equity	51,067	49,459	47,446	46,696	45,779
Goodwill and other intangibles	17,376	17,393	17,411	16,934	16,951
Total assets	510,016	502,551	505,792	480,990	467,111

Common shareholders’ data
Basic earnings per share	$0.44	$0.40	$0.33	$0.31	$0.38
Diluted earnings per share	$0.44	$0.39	$0.33	$0.31	$0.38
Book value per share	$15.58	$15.09	$14.48	$14.25	$13.97
Tangible book value per share	$10.28	$9.78	$9.16	$9.08	$8.79
Basic weighted average shares	3,278	3,278	3,278	3,278	3,278
Diluted weighted average shares	3,307	3,305	3,298	3,292	3,294

Capital ratios
Equity to assets	10.01%	9.84%	9.38%	9.71%	9.80%
Tangible equity to tangible assets	6.84%	6.61%	6.15%	6.41%	6.40%
Total capital ratio	12.01%	11.88%	11.66%	11.71%	11.74%
Tier 1 capital ratio	11.07%	10.87%	10.53%	10.56%	10.60%
Tier 1 leverage ratio	9.07%	8.71%	8.57%	8.96%	8.69%

Financial ratios
Return on average assets	1.15%	1.03%	0.87%	0.87%	1.08%
Return on average equity	11.38%	10.62%	9.12%	8.82%	11.00%
Efficiency ratio *	63.54%	72.99%	70.82%	67.79%	62.46%
Net interest margin (tax equivalent)	4.59%	4.73%	4.95%	5.05%	5.02%
Allowance for loan losses to loans	0.99%	1.04%	1.16%	1.26%	1.23%

*	Computed by dividing noninterest expense by net interest income and noninterest income.

The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.